Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ALTERYX, INC.

Alteryx, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Alteryx, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 2011, an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on March 21, 2011, a second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 14, 2013, a third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on September 30, 2014, a Certificate of Amendment of third Amended and Restated Certificate of Incorporation was filed on March 30, 2015 and a fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on September 23, 2015.

2. This Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto and fully incorporated herein.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer this [●] day of [●], 2017.

Dean A. Stoecker Chief Executive Officer

EXHIBIT A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ALTERYX, INC.

ARTICLE I

The name of the Corporation is Alteryx, Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

Effective immediately upon the filing (the “Effective Time”) of this Fifth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware, each two outstanding (a) shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be reclassified as and converted and reconstituted into one share of the Corporation’s Class B Common Stock, (b) shares of the Corporation’s Series A Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series A Preferred Stock, (c) shares of the Corporation’s Series B Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series B Preferred Stock, and (d) shares of the Corporation’s Series C Preferred Stock shall be converted and reconstituted into one share of the Corporation’s Series C Preferred Stock, in each case without any action on the part of the holders of such shares (collectively, the “Reverse Split and Reclassification”). All share and per share amounts set forth in this Restated Certificate have been appropriately adjusted to reflect the Reverse Split and Reclassification.

All of the shares of Class B Common Stock and Preferred Stock issued in the Reverse Split and Reclassification shall, pursuant to a resolution adopted by the Board of Directors of the Corporation (the “Board of Directors”), be uncertificated shares, and the person registered on the Corporation’s books as the owner of any share or shares of Old Common Stock or Preferred Stock shall be registered on the Corporation’s books as the owner of any share or shares of Class B Common Stock or Preferred Stock issued upon the Reverse Split and Reclassification. Each stock certificate that immediately prior to the Effective Time represented shares of Old Common Stock or Preferred Stock shall, from and after the Effective Time, be deemed to be cancelled, shall be null and void, and shall no longer represent any interest in the Corporation’s capital stock. The Corporation shall not be obligated to issue any certificate or certificates representing shares of Class B Common Stock and Preferred Stock issued pursuant to the Reverse Split and Reclassification.

No fractional shares shall be issued for shares of Preferred Stock or Old Common Stock pursuant to the Reverse Split and Reclassification. If the Reverse Split and Reclassification would result in the issuance of any fractional share of any class or series of Old Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors).

(A) Classes of Stock.

The Corporation is authorized to issue three classes of stock to be designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The aggregate number of shares that the Corporation shall have authority to issue is 126,948,980 shares consisting of 56,025,000 shares of Class A Common Stock, par value $0.0001 per share, 56,025,000 shares of Class B Common Stock, par value $0.0001 per share, and 14,898,980 shares of Preferred Stock, par value $0.0001 per share. The powers, preferences, special rights and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in ARTICLE VI.

(B) Rights, Preferences and Restrictions of Preferred Stock.

The Preferred Stock authorized by this Restated Certificate shall be divided into series as provided herein. 8,237,841 shares of Preferred Stock shall be designated “Series A Preferred Stock,” 3,001,669 shares of Preferred Stock shall be designated “Series B Preferred Stock” and 3,659,470 shares of Preferred Stock shall be designated “Series C Preferred Stock.” The powers, preferences, special rights and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are as set forth below in ARTICLE V.

ARTICLE V

The terms and provisions of the Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Conversion Price” shall mean the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as applicable.

(b) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible (other than shares of Class B Common Stock) into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.

(c) “Liquidation Preference” shall mean the Series A Liquidation Preference, the Series B Liquidation Preference or the Series C Liquidation Preference, as applicable.

(d) “Options” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or Convertible Securities.

(e) “Original Issue Price” shall mean the Series A Original Issue Price, the Series B Original Issue Price or the Series C Original Issue Price, as applicable.

(f) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(g) “Requisite Series C Holders” shall mean each of the Series C Investors, or if there is only one Series C Investor, such Series C Investor, and if there is not a Series C Investor, the holders of a majority of the outstanding shares of Series C Preferred Stock (voting as a single series).

(h) “Restricted Distribution” shall mean the transfer or distribution of cash or other property without consideration whether by way of dividend or otherwise or the purchase or redemption of shares of Class A Common Stock, Class B Common Stock or Preferred Stock of the Corporation by the Corporation for cash or property other than: (i) repurchases of Class A Common Stock or Class B Common Stock at the lower of fair market value or the original purchase price paid for such shares of Class A Common Stock or Class B Common Stock by the applicable holder of such shares from employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Class A Common Stock or Class B Common Stock issued to or held by employees, officers, directors or consultants of the Corporation pursuant to rights of first refusal contained in agreements providing for such right, approved by the Board of Directors, including a Series A Director and the Series B Director, (iii) repurchases of capital stock of the Corporation, approved by the Board of Directors, including a Series A Director and the Series B Director, in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the Requisite Series C Holders and the holders of a majority of shares of the Class A Common Stock, Class B Common Stock, Series A Preferred and Series B Preferred Stock of the Corporation, in each case voting as separate series or class, except the Class A Common Stock and Class B Common Stock which shall vote together as a single class.

(i) “Series A Conversion Price” shall mean $2.185 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(j) “Series A Liquidation Preference” shall mean $2.185 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(k) “Series A Original Issue Price” shall mean $2.185 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(l) “Series B Conversion Price” shall mean $6.663 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(m) “Series B Liquidation Preference” shall mean $6.663 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(n) “Series B Original Issue Price” shall mean $6.663 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(o) “Series C Conversion Price” shall mean $13.6632 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(p) “Series C Investor” shall mean (i) for so long as funds or investment vehicles controlled, managed or advised by affiliates of Iconiq Capital Management, LLC hold at least 1,555,272 shares of Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), funds or investment vehicles controlled, managed or advised by affiliates of Iconiq Capital Management, LLC and (ii) for so long as funds or investment vehicles controlled, managed or advised by affiliates of Insight Venture Management, LLC hold at least 1,555,272 shares of Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), funds or investment vehicles controlled, managed or advised by affiliates of Insight Venture Management, LLC.

(q) “Series C Liquidation Preference” shall mean $13.6632 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(r) “Series C Original Issue Price” shall mean $13.6632 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

2. Dividends.

(a) Dividends. Any dividends set aside or paid in any fiscal year shall be set aside or paid among the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Class A Common Stock and the Class B Common Stock then outstanding in proportion to the greatest whole number of shares of Class B Common Stock which would be held by each such holder if all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(b) Non-Cash Restricted Distributions. Whenever a Restricted Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such

Restricted Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(c) Distributions. Distributions by the Corporation may be made without regard to “preferential dividends arrears amounts” or any “preferential rights,” as such terms may be used in Section 500 of the California Corporations Code.

3. Liquidation Rights.

(a) Liquidation Preference. Subject to Section 3(e), in the event of any Liquidation Transaction, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Class A Common Stock and Class B Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such series of Preferred Stock and (ii) all declared but unpaid dividends (if any) on such series of Preferred Stock. If upon such Liquidation Transaction, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the full preferential amounts specified above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each (assuming conversion of all such Preferred Stock into Class B Common Stock) until the holders of Series A Preferred Stock shall have received an aggregate of $6.5552 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) of Series A Preferred Stock then held by them (including amounts paid pursuant to Section 3(a) above); thereafter, if assets remain in the Corporation, the holders of the Class A Common Stock and Class B Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Class A Common Stock and Class B Common Stock held by each.

(c) Reorganization. For purposes of this Section 3, a “Liquidation Transaction” shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes or a merger effected exclusively for the purpose of changing the domicile of the Corporation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the

Corporation held by such holders prior to such transaction, at least a majority of the total outstanding voting securities of the Corporation (on an as converted basis) or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; (iii) an exclusive, irrevocable license of all or substantially all of the intellectual property of the Corporation to a third party taken as a whole by means of any transaction or series of related transactions, except where such exclusive, irrevocable license is to a wholly-owned subsidiary of the Corporation; or (iv) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a Liquidation Transaction pursuant to clause (i), (ii) or (iii) of the preceding sentence may be waived by the consent or vote of the Requisite Series C Holders and holders of a majority of the outstanding shares of each of the Series A Preferred Stock and Series B Preferred Stock (voting as separate series and with the votes tallied on an as-converted basis).

(d) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Transaction are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors (including a Series A Director and the Series B Director), except that any publicly-traded securities to be distributed to stockholders in a Liquidation Transaction shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this Section 3(d), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, NYSE MKT or The NASDAQ Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(e) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Transaction, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Class B Common Stock immediately prior to the Liquidation Transaction at the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price, as the case may be, if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Class B Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Class B Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Class B Common Stock.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Class B Common Stock determined by dividing the Original Issue Price for the relevant series by the then effective Conversion Price for such series (The number of shares of Class B Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.). Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, nonassessable shares of Class B Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Class A Common Stock or Class B Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $50,000,000 and the per share public offering price (prior to underwriting commissions and expenses) is equal to or greater than $20.4948 (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), or (ii) with respect to any series of Preferred Stock, upon the receipt by the Corporation of a written request for such conversion from, in the case of Series C Preferred Stock, the Requisite Series C Holders, and in the case of Series A Preferred Stock and Series B Preferred Stock, the holders of a majority of outstanding shares of such series of Preferred Stock (with the votes tallied on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) constitute a “Qualified Public Offering” and are otherwise referred to herein as a “Preferred Stock Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Class B Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Class B Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Class B Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Class B Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of a Preferred Stock Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common Stock issuable upon such Preferred Stock Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Preferred Stock Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Class B Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Class B Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Class B Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Class B Common

Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Class A Common Stock or Class B Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Restated Certificate, other than issuances or deemed issuances of:

(1)                  shares of Class B Common Stock upon the conversion of the Preferred Stock;

(2)                  shares of Class A Common Stock issued or issuable upon the conversion of Class B Common Stock;

(3)                  shares of Class A Common Stock or Class B Common Stock (or Options therefor) on exercise of Options granted to employees, officers, service providers or directors of, or consultants to, the Corporation pursuant to stock grants, restricted stock unit awards, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements approved by the Board of Directors of the Corporation;

(4)                  shares of Class A Common Stock or Class B Common Stock upon the exercise or conversion of Options or Convertible Securities outstanding on the date hereof;

(5)                  shares of Class A Common Stock or Class B Common Stock as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(6)                  shares of Class A Common Stock or Class B Common Stock in a Qualified Public Offering;

(7)                  securities in connection with the acquisition by the Corporation of another company or business the terms of which are approved by the Board of Directors;

(8)                  securities to financial institutions, equipment or other lessors, debtors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property or other lease transactions, or similar transactions approved by the Board of Directors;

(9)                  securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the

Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors; and

(10)                  shares of Class A Common Stock or Class B Common Stock, the issuance of which is otherwise excluded hereunder by the Requisite Series C Holders and holders of a majority of outstanding shares of each of Series A Preferred Stock and Series B Preferred Stock (voting as a separate series but with the votes tallied on an as-converted basis).

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Class A Common Stock or Class B Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Class A Common Stock or Class B Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Class A Common Stock or Class B Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Class A Common Stock or Class B Common Stock, the only Additional Shares of Common issued were the shares of Class A Common Stock or Class B Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event the Corporation shall issue Additional Shares of Common after the Effective Time (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(iv), unless otherwise provided in this Section 4(d) provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $1.00 of consideration for all such Additional Shares of Common issued or deemed to be issued. Whenever the Conversion Price is adjusted pursuant to this Section 4(d)(iv), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Class A Common Stock or Class B Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares of Common. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Class A Common Stock and Class B Common Stock deemed issued pursuant to paragraph 4(d)(iii).

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including a Series A Director and the Series B Director; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors, including a Series A Director and the Series B Director.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of Class A Common Stock or Class B Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be subdivided after the Effective Time (by stock split, by payment of a stock dividend or otherwise) (without a corresponding subdivision of the outstanding shares of Preferred Stock), into a greater number of shares of Class A Common Stock or Class B Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Class A Common Stock or Class B Common Stock shall be combined (by reclassification or otherwise) (without a corresponding combination of the outstanding shares of Preferred Stock) into a lesser number of shares of Class A Common Stock or Class B Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided after the Effective Time (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3, if the Class B Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Class B Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Class B Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of, in the case of Series C Preferred Stock, the Requisite Series C Holders, and in the case of Series A Preferred Stock and Series B Preferred Stock, the holders of a majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock in regard to that specific issuance.

(j) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any Restricted Distribution, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Class A Common Stock or Class B Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any other transaction deemed to be a Liquidation Transaction pursuant to Section 3(c);

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Restricted Distribution (and specifying the date on which the holders of Class A Common Stock or Class B Common Stock shall be entitled thereto and, if applicable, the amount and character of such Restricted Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class but with the votes tallied on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Class A Common Stock and Class B Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to ten votes for each share of Class B Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Class A Common Stock and Class B Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. So long as an aggregate of at least 4,125,000 shares of Series A Preferred Stock remain outstanding (subject to adjustment from time to time for Recapitalizations), the holders of Series A Preferred Stock shall be entitled to elect two members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Directors”). So long as an aggregate of at least 1,450,000 shares of Series B Preferred Stock remain outstanding (subject to adjustment from time to time for Recapitalizations), the holders of Series B Preferred Stock shall be entitled to elect one member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”). The holders of Class A Common Stock and Class B Common Stock, voting together and not as separate classes, shall be entitled to elect two members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Common Directors”). The holders of Class A Common Stock, Class B Common Stock and Preferred

Stock, voting together and not as separate classes, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Mutual Directors”). If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) California Section 2115. To the extent that Section 2115 of the California General Corporation Law makes Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6. Amendments and Changes.

(a) So long as an aggregate of at least 4,125,000 shares of Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Preferred Stock (voting as a single class but with the votes tallied on an as-converted basis):

(i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(ii) declare or pay any Restricted Distribution with respect to the Preferred Stock, Class A Common Stock or Class B Common Stock of the Corporation;

(iii) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Class A Common Stock, Class B Common Stock or Preferred Stock or any series thereof;

(iv) authorize or create (by reclassification or otherwise) or issue or obligate itself to issue any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(v) approve or enter into any transaction or series of related transactions deemed to be a Liquidation Transaction pursuant to Section 3(c);

(vi) approve or enter into any transaction or become a party to any agreement for the acquisition by the Corporation of another entity with an acquisition price greater than $100,000;

(vii) repurchase, redeem or otherwise acquire any shares of Class A Common Stock, Class B Common Stock or Preferred Stock; except in connection with the repurchase of shares of Class A Common Stock or Class B Common Stock from officers, directors, employees or consultants upon the occurrence of certain events, such as termination of their employment with or services for the Corporation, pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost, or, if approved by a majority of the disinterested members of the Board of Directors, through the exercise of any right of first refusal;

(viii) approve or enter into any transaction or become a party to any agreement for the transfer or loan of material assets of the Corporation to any third party, unless approved by a majority of the disinterested members of the Board of Directors;

(ix) voluntarily liquidate or dissolve;

(x) increase or decrease the size of the Board of Directors; or

(xi) amend this Section 6.

(b) Notwithstanding anything to the contrary contained herein, so long as an aggregate of at least 4,125,000 shares of Series A Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series A Preferred Stock (voting as a single series but with the votes tallied on an as-converted basis), amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock.

(c) Notwithstanding anything to the contrary contained herein, so long as an aggregate of at least 1,450,000 shares of Series B Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock (voting as a single series but with the votes tallied on an as-converted basis):

(i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock; or

(ii) declare or pay any Restricted Distribution with respect to the Preferred Stock, Class A Common Stock or Class B Common Stock of the Corporation.

(d) Notwithstanding anything to the contrary contained herein, so long as an aggregate of at least 1,829,732 shares of Series C Preferred Stock are outstanding (subject to adjustment from time to time for Recapitalizations), the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Series C Holders:

(i) amend, alter or repeal any provision of this Restated Certificate or the Corporation’s Bylaws if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock; or

(ii) increase or decrease the authorized number of shares of Series C Preferred Stock or issue authorized shares of Series C Preferred Stock; or

(iii) declare or pay any Restricted Distribution with respect to the Preferred Stock, Class A Common Stock or Class B Common Stock of the Corporation.

7. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or any shares of Preferred Stock redeemed pursuant to ARTICLE VII by the Corporation, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation.

8. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9. No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Restated Certificate and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Article V shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors.

10. Waiver. Any of the rights, powers, preferences and other terms of a series of the Preferred Stock or the Preferred Stock as a class that are set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of, in the case of the Series C Preferred Stock, the Requisite Series C Holders, and in the case of the Series A Preferred Stock and Series B Preferred Stock, the holders of a majority of outstanding shares of such series of Preferred Stock (with the votes tallied on an as-converted basis), or on behalf of the holders of Preferred Stock as a class, by holders of a majority of the then outstanding shares treating any convertible Preferred Stock as-if converted to Class B Common Stock.

ARTICLE VI

A. Class A Common Stock: The terms and provisions of the Class A Common Stock are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock out of any assets or funds of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2. Liquidation Rights. In the event of any Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article V, Section 3.

3. Redemption. The Class A Common Stock is not redeemable.

4. Voting. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held. Holders of Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

6. Equal Status. Except as expressly set forth in Article V and Article VI, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

B. Class B Common Stock: The terms and provisions of the Class B Common Stock are as follows:

1. Dividends. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock out of any assets or funds of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Liquidation Rights. In the event of any Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Article V, Section 3.

3. Redemption. The Class B Common Stock is not redeemable.

4. Voting. Each holder of shares of Class B Common Stock shall be entitled to ten votes for each share thereof held. Holders of Class B Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5. Conversion.

(a) Right to Convert. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class B Common Stock, into one fully-paid, nonassessable share of Class A Common Stock. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws of the Corporation or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date.

(b) Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock immediately prior to the close of business on the earlier of the date (i) that is ten (10) years from the closing date of the Corporation’s firm commitment underwritten initial public offering (“IPO”) pursuant to an effective registration statement filed under the Securities Act (the “IPO Closing Date”), (ii) on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding or (iii) specified by the affirmative vote, on or after the IPO Closing Date, of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i), (ii) and (iii) are referred to herein as a “Class B Common Stock Automatic Conversion Event”). The Corporation shall provide notice of a Class B Common Stock Automatic Conversion Event pursuant to this Section 5(b) to record holders of such shares of Class B Common Stock as soon as practicable following the Class B Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the Delaware General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Class B Common Stock Automatic Conversion Event. Upon and after the Class B Common Stock Automatic Conversion Event, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Class B Common Stock Automatic Conversion Event shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Class B Common Stock Automatic Conversion Event, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.

(c) Conversion on Transfer. On or after the IPO Closing Date, each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.

(d) Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Restated Certificate or the Bylaws of the Corporation, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

(e) Definitions.

(i) “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor.

(ii) “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(iii) “Permitted Entity” shall mean with respect to a Qualified Stockholder: (a) a Permitted Trust solely for the benefit of (1) such Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder, or (3) any other Permitted Entity of such Qualified Stockholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Stockholder; (2) one or more Family Members of such Qualified Stockholder; or (3) any other Permitted Entity of such Qualified Stockholder.

(iv) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(1) by a Qualified Stockholder to (A) one or more Family Members of such Qualified Stockholder, (B) any Permitted Entity of such Qualified Stockholder, or (C) to such Qualified Stockholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder; or

(2) by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(v) “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

(vi) “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

(vii) “Qualified Stockholder” shall mean: (i) the record holder of a share of Class B Common Stock as of the date of the effectiveness of the registration statement filed under the Securities Act relating to the IPO (the “IPO Date”); (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, is outstanding as of the IPO Date; (iii) each natural person who, prior to the IPO Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Stockholder; (iv) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder; and (v) a Permitted Transferee.

(viii) “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5:

(1) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(2) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(3) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party; or

(4) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer.

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.

(ix) “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(f) Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Section 5, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.

(g) Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Restated Certificate. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

6. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

7. Equal Status. Except as expressly set forth in Article V and Article VI, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.

8. Amendments and Changes. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock (voting together as a single class) amend, alter, repeal or waive this Article VI or the third sentence of Section 5(d) of Article V of this Restated Certificate.

ARTICLE VII

1. Redemption. All or a portion, as applicable, of the outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the greater of (x) one and one-half (1.5) times the Series A Original Issue Price per share, and (y) the then fair market value of a share of Series A Preferred Stock, together with any dividends declared, but unpaid thereon (the “Redemption Price”), after receipt by the Corporation at any time on or after March 22, 2022, from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, of written notice (the “Redemption Request”) requesting redemption of all or a portion of the shares of Series A Preferred Stock and stating the number of shares to be redeemed. The Redemption Price shall be paid in eight (8) equal quarterly installments commencing on the Initial Redemption Date and thereafter, on the last day of each calendar quarter (i.e., March 31st, June 30th, September 30th and December 31st) commencing on the last day of the next full calendar quarter after the Initial Redemption Date (each date on which an installment is due being referred to herein as a “Redemption Date”). (By way of example, if the Initial Redemption Date was February 15th, the next Redemption Date would be June 30th). If the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock to be redeemed, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore. If the Corporation is unable to redeem any portion of the shares of Series A Preferred Stock requested to be redeemed, it shall promptly after receiving the Redemption Request use its commercially reasonable efforts to raise sufficient funds to legally enable the redemption of the remaining shares of Series A Preferred Stock that were requested to be redeemed by either obtaining loans or selling stock, both subject to binding legal obligations of the Corporation that may then be in effect. For purposes of this Article VII, the fair market value of a share of Series A Preferred Stock shall be determined within sixty (60) days of the date of the Redemption Request by an independent valuation expert chosen by the Board of Directors.

2. Number of Shares. The number of shares of Series A Preferred Stock that the Corporation shall be required under this Article VII to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Preferred Stock requested to be redeemed by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption effected pursuant to this Article VII shall be made on a pro rata basis among the holders of Series A Preferred Stock based upon the total Redemption Price applicable to each holder’s shares of Series A Preferred Stock.

3. Redemption Notice. Within five (5) business days of the receipt of the Redemption Request, the Corporation shall send written notice of the request for redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock. The Redemption Notice shall state:

(a) the scheduled date of the initial redemption of the shares of Series A Preferred Stock, which shall be not more than twenty (20) days following the delivery of the Redemption Notice (the “Initial Redemption Date”); and

(b) that the holder shall surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares of Series A Preferred Stock to be redeemed from such holder by the Corporation on the applicable Redemption Date.

4. Surrender of Certificates; Payment. On or before a Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit), and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder. From and after a Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice relating to such Redemption Date (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE XI, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this ARTICLE XI, shall eliminate or reduce the effect of this ARTICLE XI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE XI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

4. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation, on behalf of itself and its affiliates, renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, officer, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons delineated in (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to or acquired by a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, while such Covered Person is performing services in such capacity. Any repeal or modification of this ARTICLE XI, Section 4 shall only be prospective and shall not affect the rights under this ARTICLE XI, Section 4 in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Restated Certificate (but without limiting the immediately preceding sentence), the affirmative vote of the holders of at least 60% of the then outstanding shares of each series of Preferred Stock, voting as a separate series on an as-converted basis, shall be required to amend or repeal, or to adopt any provision inconsistent with, this ARTICLE XI, Section 4.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law, this Restated Certificate or the Bylaws of the Corporation; (d) any action to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws of the Corporation; or (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.